                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*


                             The Mills Corporation
                     --------------------------------------
                                (Name of Issuer)

                                  Common Stock
                     --------------------------------------
                         (Title of Class of Securities)

                                   601148109
                     --------------------------------------
                                 (CUSIP Number)


                                  May 11, 2001
                     --------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1(b)
[x]    Rule 13d-1(c)
[ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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
----------------------------------------------------------------------------------------------------------------------------
  CUSIP No. 601148109                                     13G                       Page 2 of 8 Pages
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name:    iStar Preferred Holdings LLC
----------------------------------------------------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                  (a)      |_|
                                                                                  (b)      |_|
----------------------------------------------------------------------------------------------------------------------------

   3.      SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
----------------------------------------------------------------------------------------------------------------------------

                                           5.    SOLE VOTING POWER
               NUMBER OF                                  2,891,696
                SHARES                     -----------------------------------------------------------------------------------
             BENEFICIALLY
               OWNED BY                    6.    SHARED VOTING POWER
                 EACH                                     0
               REPORTING                   -----------------------------------------------------------------------------------
                PERSON
                 WITH                      7.    SOLE DISPOSITIVE POWER
                                                          2,891,696
                                           -----------------------------------------------------------------------------------

                                           8.    SHARED DISPOSITIVE POWER
                                                          0
----------------------------------------------------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,891,696

----------------------------------------------------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES* |_|
----------------------------------------------------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           12.30%
----------------------------------------------------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                                      OO
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
  CUSIP No.  601148109                                     13G                       Page 3 of 8 Pages
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name:    TriNet Corporate Realty Trust Inc.
----------------------------------------------------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                  (a)      |_|
                                                                                  (b)      |_|
----------------------------------------------------------------------------------------------------------------------------

   3.      SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Maryland
----------------------------------------------------------------------------------------------------------------------------

                                           5.    SOLE VOTING POWER
               NUMBER OF                                  2,891,696
                SHARES                   -----------------------------------------------------------------------------------
             BENEFICIALLY
               OWNED BY                    6.    SHARED VOTING POWER
                 EACH                                     0
               REPORTING                 -----------------------------------------------------------------------------------
                PERSON
                 WITH                      7.    SOLE DISPOSITIVE POWER
                                                          2,891,696
                                         -----------------------------------------------------------------------------------

                                           8.    SHARED DISPOSITIVE POWER
                                                          0
----------------------------------------------------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,891,696

----------------------------------------------------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES* |_|
----------------------------------------------------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           12.30%
----------------------------------------------------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                                      CO
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
  CUSIP No. 601148109                                      13G                       Page 4 of 8 Pages
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name:    iStar Financial Inc.
----------------------------------------------------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                  (a)      |_|
                                                                                  (b)      |_|
----------------------------------------------------------------------------------------------------------------------------

   3.      SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Maryland
----------------------------------------------------------------------------------------------------------------------------

                                           5.    SOLE VOTING POWER
               NUMBER OF                                  2,891,696
                SHARES                   -----------------------------------------------------------------------------------
             BENEFICIALLY
               OWNED BY                    6.    SHARED VOTING POWER
                 EACH                                     0
               REPORTING                 -----------------------------------------------------------------------------------
                PERSON
                 WITH                      7.    SOLE DISPOSITIVE POWER
                                                          2,891,696
                                         -----------------------------------------------------------------------------------

                                           8.    SHARED DISPOSITIVE POWER
                                                          0
----------------------------------------------------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,891,696

----------------------------------------------------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES* |_|
----------------------------------------------------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           12.30%
----------------------------------------------------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                                      CO
----------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
  CUSIP No. 601148109              13G                       Page 5 of 8 Pages
-------------------------------------------------------------------------------
Item 1   (a)      Name of Issuer:

                           The Mills Corporation

         (b)      Address of Issuer's Principal Executive Offices:

                           1300 Wilson Boulevard, Suite 400, Arlington, VA 22209


Item 2   (a)      Name of Filing Persons:
         (b)      Address of Principal Business Office:
         (c)      Citizenship:
                          iStar Preferred Holdings LLC
                          c/o iStar Financial Inc.
                          1114 Avenue of the Americas
                          27th Floor
                          New York, New York 10036
                          A Delaware limited liability company

                          TriNet Corporate Realty Trust Inc.
                          One Embarcadero Center 33rd Floor
                          Suite 3150
                          San Francisco, California 94111
                          A Maryland corporation

                          iStar Financial Inc.
                          1114 Avenue of the Americas
                          27th Floor
                          New York, New York 10036
                          A Maryland corporation

         d)       Title of Class of Securities:

                          Common Stock, par value $0.01 per share

         (e)      CUSIP Number:  601148109


Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

                  (a)      [__]     Broker or dealer registered under
                                    Section 15 of the Exchange Act;

                  (b)      [__]     Bank as defined in Section 3(a)(6) of the
                                    Exchange Act;

                  (c)      [__]     Insurance company as defined in
                                    Section 3(a)(19) of the Exchange Act;

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-------------------------------------------------------------------------------
  CUSIP No.  601148109              13G                       Page 6 of 8 Pages
-------------------------------------------------------------------------------
                  (d)      [__]     Investment company registered under
                                    Section 8 of the Investment Company Act;

                  (e)      [__]     An investment adviser in accordance with
                                    Rule 13d-1(b)(1)(ii)(E);

                  (f)      [__]     An employee benefit plan or endowment
                                    fund in accordance with
                                    Rule 13d-1(b)(1)(ii)(F);

                  (g)      [__]     A parent holding company or control person
                                    in accordance with Rule 13d-1(b)(ii)(G);

                  (h)      [__]     A savings association as defined in
                                    Section 3(b) of the Federal Deposit
                                    Insurance Act;

                  (i)      [__]     A church plan that is excluded from the
                                    definition of an investment company under
                                    Section 3(c)(14) of the Investment
                                    Company Act;

                  (j)      [__]     Group, in accordance with
                                    Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4   Ownership:

iStar Preferred Holdings LLC ("IPH") beneficially owns all of the shares referred to in this 13G. This statement is also being filed on behalf of: (i) TriNet Corporate Realty Trust Inc., a Maryland corporation ("TriNet"), parent of IPH, and (ii) iStar Financial Inc., a Maryland corporation, parent of TriNet, each of which may be deemed to beneficially own IPH's shares.

         (a)      Amount beneficially owned:

                  iStar Preferred Holdings LLC       2,891,696
                  TriNet Corporate Realty Trust Inc. 2,891,696
                  iStar Financial Inc.               2,891,696

         (b)      Percent of Class:

                  iStar Preferred Holdings LLC       12.30%
                  TriNet Corporate Realty Trust Inc. 12.30%
                  iStar Financial Inc.               12.30%

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  CUSIP No.  601148109              13G                       Page 7 of 8 Pages
-------------------------------------------------------------------------------
         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                  iStar Preferred Holdings LLC       2,891,696
                  TriNet Corporate Realty Trust Inc. 2,891,696
                  iStar Financial Inc.               2,891,696

                  (ii)     shared power to vote or to direct the vote:

                  iStar Preferred Holdings LLC               0
                  TriNet Corporate Realty Trust Inc.         0
                  iStar Financial Inc.                       0

                  (iii) sole power to dispose or to direct the disposition of:

                  iStar Preferred Holdings LLC       2,891,696
                  TriNet Corporate Realty Trust Inc. 2,891,696
                  iStar Financial Inc.               2,891,696

                  (iv) shared power to dispose or to direct the disposition of:

                  iStar Preferred Holdings LLC               0
                  TriNet Corporate Realty Trust Inc.         0
                  iStar Financial Inc.                       0

Item 5   Ownership of Five Percent or Less of a Class:
                                    Not Applicable.

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
                                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                                    Not Applicable.

Item 8   Identification and Classification of Members of the Group:
                                    Not Applicable.

Item 9   Notice of Dissolution of Group:
                                    Not Applicable.

Item 10 Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------------------------------------------------------------
  CUSIP No. 601148109               13G                       Page 8 of 8 Pages
-------------------------------------------------------------------------------

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 21st day of May, 2001


iSTAR PREFERRED HOLDINGS LLC


By:                        /S/
         --------------------------------------------
Name:    Spencer B. Haber
Its:     Chief Financial Officer


TRINET CORPORATE REALTY TRUST INC.


By:                        /S/
         --------------------------------------------
Name:    Spencer B. Haber
Its:     Chief Financial Officer


iSTAR FINANCIAL INC.


By:                        /S/
         --------------------------------------------
Name:    Spencer B. Haber
Its:     Chief Financial Officer